United States securities and exchange commission logo





                     July 29, 2022

       Christopher Stewart
       Chief Financial Officer
       Bionano Genomics, Inc.
       9540 Towne Centre Drive
       Suite 100
       San Diego, CA 92121

                                                        Re: Bionano Genomics,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 1, 2022
                                                            File No. 001-38613

       Dear Mr. Stewart:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences